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                                                NEWS

FINANCIAL
RELATIONS BOARD

                                                FOR YOUR INFORMATION:
                                                RE: Tefron Ltd.
                                                    94 Em Hamoshavot
                                                    Petach-Tikva 49527
                                                    Israel
                                                    (NYSE: TFR)

AT THE COMPANY                    AT FINANCIAL RELATIONS BOARD
Mr. Yos Shiran                    Marilynn Meek - General Info. - (212) 445-8451
Chief Executive Officer
972-3-9230215
Fax:  972-3-9229035


               TEFRON ANNOUNCES RESIGNATION OF GIL ROZEN AS CHIEF
            FINANCIAL OFFICER AND APPOINTMENT OF ASAF ALPEROVITZ AS
                          NEW CHIEF FINANCIAL OFFICER

PETACH-TIKVA, ISRAEL, APRIL 11, 2005 - Tefron Ltd. (NYSE:TFR), one of the world's leading producers of seamless intimate apparel and active-wear, announced today that Gil Rozen will resign as chief financial officer effective May 31, 2005 following his decision to pursue private business opportunities. Asaf Alperovitz will be appointed as chief financial officer in his place effective June 1, 2005.

Mr. Alperovitz is currently Chief Financial Officer of Corigin Ltd., a private company engaged in developing, marketing and selling software products that enable direct access and migration of data between computer systems. Prior to that, for eight years Mr. Alperovitz held various management positions in the high-tech area at Ernst & Young, both in Israel and in California. He has an MBA in Finance from Tel-Aviv University and is a Certified Public Accountant in Israel.

"We are pleased that Asaf Alperowitz will join us," commented Yos Shiran, Tefron's Chief Executive Officer. "His management and accounting experience will be of great value to the Company".

"I would like to thank Gil for his contributions to Tefron during the last three and half years," Mr. Shiran continued. "Gil helped us navigate through a changing, and often challenging, business environment and to strengthen the financial state of the company. During the last two years Gil took part in the strategic transformation of our company to a diversified products' company with a more diversified customers base, which we believe has put us on a path to returning to profitability. We wish Gil well in his new endeavors."


Tefron manufactures boutique-quality everyday seamless intimate apparel, active-wear and swim-wear sold throughout the world by such name-brand marketers as Victoria's Secret, The Gap, Banana Republic,

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Target, Nike, J.C. Penney, as well as other well-known American designer labels.
The company's product line includes knitted briefs, bras, tank tops, loungewear, nightwear, T-shirts, bodysuits, swim wear, beach wear and active wear.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, FLUCTUATIONS IN PRODUCT DEMAND, ECONOMIC CONDITIONS AS WELL AS CERTAIN OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED.